Exhibit 99.1

DeVry Education Group Appoints James D. White to its Board of Directors

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--June 4, 2015--DeVry Education Group (NYSE: DV), a global provider of educational services, today announced that it has appointed James D. White to serve on its board of directors.

White is currently the chairman, president and CEO of Jamba, Inc., the owner and franchisor of Jamba Juice stores, a leading restaurant retailer of better-for-you food and beverage offerings with over 860 locations globally.

“We are pleased to appoint James to the DeVry Group board,” said Christopher Begley, DeVry Education Group board chair. “His strong operational and leadership skills, as well as his governance experience, align well with the needs of our board.”

“I am delighted to join DeVry Group’s board,” White said. “I share a deep passion for education and DeVry Group’s institutions have a long history of helping students achieve their academic and career goals. I look forward to working with the board to improve operations for students, colleagues and our fellow owners.”

Prior to Jamba, White was the senior vice president of consumer brands at Safeway, which included all private label sales, manufacturing and outside sales. He has also served as senior vice president and general manager, business development in North America, at the Gillette Company, and held executive and management positions with Nestlé-Purina and the Coca-Cola Company.

White received a Bachelor of Science degree in marketing from the University of Missouri and a MBA from Fontbonne University.

In addition to serving as chairman of the board at Jamba, Inc., White also serves on the private board of Daymon Worldwide, Inc.

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting, finance, and law. For more information, please visit www.devryeducationgroup.com.

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter, (630) 353-3800
jwalter@devry.com
or
Media Contact:
Ernie Gibble, 630-353-9920
egibble@devrygroup.com